Exhibit 5.1

One Atlantic Center
1201 West Peachtree Street
Atlanta, GA  30309-3424
404-881-7000 | Fax: 404-881-7777

July 1, 2019
Board of Directors
Synovus Financial Corp.
1111 Bay Avenue
Suite 500
Columbus, Georgia 31901

Re:	Synovus Financial Corp. — Registration Statement on Form S-3 (File No. 333-212916)

Ladies and Gentlemen:

We have acted as counsel to Synovus Financial Corp., a Georgia corporation (the “Company”). This opinion letter is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3 (File No 333-212916) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is furnished to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K in connection with the issuance and sale by the Company of 14,000,000 shares of the Company’s Fixed- Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value (the “Shares”).  The Shares are issued and sold pursuant to the Company’s prospectus, dated August 4, 2016 (the “Base Prospectus”), included in the Registration Statement and the related preliminary prospectus supplement dated June 24, 2019 and the related final prospectus supplement dated June 24, 2019 (collectively, the “Prospectus Supplement”).  The Shares are being issued and sold pursuant to the Underwriting Agreement, dated June 24, 2019 (the “Underwriting Agreement”), by and between the Company and BofA Securities, Inc. (the “Representative”), as representative of the several underwriters named in Schedule I of the Underwriting Agreement (the “Underwriters”).

In rendering the opinion expressed herein, and except as hereinafter limited, we have examined the Registration Statement, the Prospectus, the form of certificate representing the Shares, the Company’s Articles of Incorporation, as amended and restated including by the Articles of Amendment establishing the Series E Preferred Stock of the Company, the Bylaws of the Company, as amended, and the records of proceedings of the Board of Directors (including committees thereof) and shareholders of the Company deemed by us to be relevant to this opinion letter. We have also made such legal and factual examinations and inquiries as we have deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

Alston & Bird LLP	www.alston.com

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July 1, 2019

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to me as copies (including facsimile and electronic copies). This opinion letter is given, and all statements herein are made, in context of the foregoing.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor as provided in the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable, with no pre-emptive rights attaching thereto.

The foregoing opinion is subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, and (iii) concepts of good faith, fair dealing, materiality and reasonableness.

This opinion letter is limited to the laws of the State of Georgia and the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion letter is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated.

This opinion letter is delivered for use solely in connection with the issuance of the Shares, in the transactions contemplated by the Registration Statement, the Prospectus, and the Underwriting Agreement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. This opinion letter is delivered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect this opinion letter and the other statements expressed herein. This opinion letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Validity of Securities” in the Prospectus Supplement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Signature appears on the following page.]

July 1, 2019

Alston & Bird LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner